Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228068) pertaining to the Amended and Restated 2015 Share Incentive Plan of OneSmart International Education Group Limited of our report dated December 31, 2020, with respect to the consolidated financial statements of OneSmart International Education Group Limited included in this Annual Report (Form 20-F) for the year ended August 31, 2020.

/s/ Ernst & Young Hua Ming LLP
Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China
December 31, 2020